Exhibit 15.01
June 3, 2008
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. for the periods ended March 31, 2008 and 2007, as indicated in our report dated April 24, 2008; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which is included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-142044.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Hartford, Connecticut